EXHIBIT 11

                                     HEMACARE CORPORATION

                     NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

                                                             Three Months Ended           Nine Months Ended
                                                                September 30,                September 30,
                                                              1999          1998           1999         1998
                                                          ------------  ------------   ------------  ----------
                      BASIC
Weighted average common shares used to compute basic
  earnings per share...................................    7,437,582      7,281,120      7,359,351     7,194,113
                                                          ==========     ==========     ==========    ==========

         Net income....................................   $  267,000     $  257,000     $  715,000    $  325,000
                                                          ==========     ==========     ==========    ==========

Basic net income per share.............................   $     0.04     $     0.04     $     0.10    $     0.05
                                                          ==========     ==========     ==========    ==========

                    DILUTED

Weighted average common shares used to compute
  basic earnings per share.............................    7,437,582      7,281,120      7,359,351     7,194,113
Dilutive preferred equivalent shares...................      500,000              -        500,000             -
Dilutive common equivalent shares attributable to
 stock options (based on average market price).........      396,457              -        153,644           269
Dilutive common equivalent shares attributable to
 warrants (based on average market price)..............       29,493              -          5,395             -
                                                          ----------     ----------     ----------    ----------

Weighted average common shares and equivalents used
 to compute diluted earnings per share.................    8,363,532      7,281,120      8,018,390     7,194,382
                                                          ==========     ==========     ==========    ==========

         Net income....................................   $  267,000     $  257,000     $  715,000    $  325,000
                                                          ===========    ===========    ==========    ==========

Dilutive net income per share..........................   $     0.03     $      0.04    $     0.09    $     0.05
                                                          ==========     ===========    ==========    ==========
